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                                                                    Exhibit 23.1



                       Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated January 12, 2000 [except as to notes 9[b] and 6[b] which are dated as of January 22 and March 6, 2000, respectively] with respect to the consolidated financial statements of Webhelp.com Inc. as at December 31, 1999 and for the period May 27, 1999 to December 31, 1999, in the Registration Statement on Form S-1 and related Prospectus Webhelp.com Inc. for the registration of common shares with a maximum offering price of $86,250,000.



Ernst & Young LLP

Toronto, Ontario, Canada
March 22, 2000